Exhibit 99.1

FOR IMMEDIATE RELEASE

October 23, 2007

Robert C. Sledd, Chairman of Performance Food Group,

Will Join the Owens & Minor Board of Directors

Richmond, VA — BUSINESSWIRE — Owens & Minor (NYSE-OMI) announced today that its board of directors has appointed Robert C. Sledd, Chairman of Performance Food Group, to serve on the Owens & Minor board of directors, effective November 1, 2007. Sledd, 54, is expected to be nominated as a director for election by the shareholders at the April 2008 Annual Meeting of Owens & Minor shareholders. Owens & Minor is a FORTUNE 500 company and the nation’s leading distributor of national name-brand, medical and surgical supplies to the acute-care market.

Sledd has served as Chairman of Performance Food Group since February 1995, where he also served as chief executive officer from 1987 to August 2001. He also re-assumed the CEO’s responsibilities in March of 2004 through September 2006. Also, Sledd served as President of the company from 1987 to February 1995. He has served as a director of Performance Food Group since 1987.

“We are very pleased to welcome Bob Sledd to the Owens & Minor board of directors,” said G. Gilmer Minor, III, chairman of the Owens & Minor board of directors. “He brings substantial business prowess to our board, along with a great understanding of the distribution industry. His commitment to his company and community are a strong match for our culture at Owens & Minor. We welcome him to our team.”

In addition to his business duties, Sledd is involved in a variety of community organizations.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Contact: Trudi Allcott, Director, Investor & Media Relations, Owens & Minor; 804.723.7555; truitt.allcott@owens-minor.com